EXHIBIT 1



   THESE HEADS OF AGREEMENT DATED 18th May 1995

   BETWEEN

   CHURCHILL TECHNOLOGY INC. and its subsidiary companies of 181 Cooper Avenue, Tonawanda, New York, 14150-6645, hereinafter referred to as "Churchill" or "the Company," of the first part

   AND

   FIMA CAPITAL CORPORATION LIMITED of Le Chateau Banquet, Rue de Lausanne 94, 1202 Geneva, Switzerland, hereinafter referred to as "FIMA," of the second part

   WHEREAS

   1. Churchill is a publicly quoted company in the business of marketing biodegradable materials.

   2.   FIMA is an institutional investment group.

   3. Churchill and FIMA wish to create a joint venture company for the business of Churchill in mainland China on the following terms and conditions.


   IT IS HEREBY AGREED as follows:

   1.   JOINT VENTURE COMPANY

        1.1 The parties hereto agree that Churchill should create a new subsidiary of itself to be registered in a territory to be determined as advised by Churchill's and FIMA's legal advisors to be called Novon International (China).

        1.2  Churchill  and  FIMA  shall   be  50%  equal  partners  in  Novon
             International (China).

        1.3 The territory covered by this agreement shall be the area known and generally accepted as mainland China and all the Company's activities in that territory shall be governed and managed within Novon International (China) under the terms of this Agreement.

        1.4  Novon  International  (China)   shall  be  capitalised  at  US$10
             million.

        1.5 As and when agreed between the parties hereto that any additional shares in Novon International (China) are required to be issued such shares shall be issued as new shares or as provided equally
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             between  the  parties  to  this  agreement  from  their  existing holdings.

        1.6 As full consideration for a 50% equity interest in Novon International (China) Churchill shall cause the following to be assigned to Novon International (China):

             (a) the free use of all the relevant patents of Churchill necessary for conducting the business of Novon International (China);

             (b) the free use of all the proprietary technology of Churchill in respect of the three areas of Ecostar, Novon and Vertix materials and processes necessary for conducting the business of Novon International (China);

             (c) an assignment of all Churchill's rights and entitlements in Spring Star Company Limited of Changchun, China, a joint venture between the Company and Changchun Bioengineering to create a biodegradable plastics manufacturing complex in existing purpose built premises;

             (d) an assignment of all Churchill's rights and entitlements in Beijing Novon Degradable Plastic Resin Products Company Limited of Beijing, China, based on a letter of under-standing between Churchill and Beijing Cereals and Oils Company Limited;

             (e) an assignment of all Churchill's rights and entitlements to the proposed joint venture between the Company and Asia Strategic Inc. and New industries Investment Company Limited to provide biodegradable food containers and service ware for the China Ministry of Railroad;

             (f) all Churchill's technical expertise as is required to develop processes and product in each China venture;

             (g) such support and cooperation as may be available from Churchill's association and dealings with Itochu;

             (h) 50% Board representation as agreed between the parties hereto.

        1.7 As consideration for a 50% equity interest in Novon International (China) FIMA shall provide the following:

             (a) the sum of US$5 million as capital in Novon International (China) in the form of a minimum US$1.5 million in readily available cash and the balance through lines of credit to FIMA which lines are made available to Novon International (China);

             (b) a banking facility shall be arranged by FIMA to provide additional funding as required for such projects in China as are agreed between Churchill and FIMA as viable;

             (c) management in China of such status as shall protect Novon International (China) in all domestic Chinese issues;
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             (d)  50% Board representation as agreed between the parties hereto.


   2.   OPTIONS

        2.1 Churchill shall arrange to issue to FIMA 2,500,000 options in shares of the common stock of Churchill Technology Inc. at a strike price of 50 cents per share and 1,350,000 options in shares of the common stock of Churchill Technology Inc. at a strike price of $1 per share exercisable over a period of three years from the date of this agreement.


   3.   SHAREHOLDERS AGREEMENT

        3.1 Churchill and FIMA hereby agree to create a definitive shareholders agreement between themselves in Novon International (China) in order to define amongst other issues the management structure, the dividend policy and pre-emption rights.


   4.   BOARD REPRESENTATION

        Churchill hereby agrees to offer FIMA a non-executive Board position in Churchill with the name put forward by FIMA subject only to the approval of the Board of Churchill.


   5.   DEFINITIVE AGREEMENT

        The parties hereto hereby agree that these Heads of Agreement represent the understanding between the parties hereto and that a definitive agreement shall be constructed between the parties to reflect such understanding.


   6.   LAW

        This Agreement shall be construed under the Laws of Switzerland and is determinable by the Courts in Switzerland and the parties hereto submit to the exclusive jurisdiction of the Swiss Courts or such arbitration as is available under Swiss Law to settle any dispute which may arise out of or in connection with the subject matter contained herein.


   7.   PARTNERSHIP

        Nothing in this Agreement and no action taken by the parties pursuant to this Agreement shall constitute or be deemed to constitute a partnership between Churchill and FIMA other than as is expressly defined in this Agreement.


   8.   LIMITATION

        This Agreement represents the understanding of the parties in relation only to the matters contained herein and does not refer to any other
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        discussions, negotiations or statements made between the parties in the construction of this Agreement


   IN WITNESS the parties hereto or their duly authorised representatives have signed these Heads of Agreement on the day first above written.


   Signed on behalf of
   CHURCHILL TECHNOLOGY INC.


   In the presence of:




   Signed on behalf of
   FIMA CAPITAL CORPORATION LIMITED


   In the presence of:
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